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                                                                  EXHIBIT (c)(5)


                             [SCHRODERS LETTERHEAD]

                                                                  July 13, 1998

James W. Krause
President & CEO
National Vision Associates, Ltd.
296 Grayson Highway
Lawrenceville, GA 30045-5737

Gentlemen:

     You have advised us of your intention to enter into a tender offer purchase (the "Transaction") involving New West Eyeworks, Inc. ("New West"). You have indicated interest in retaining Schroder & Co. Inc. ("Schroders") to assist you in raising funds required to consummate the Transaction through the sale or placement of up to $120 million principal amount of Senior Unsecured Notes (the "Securities"), to be issued by National Vision Associates, Ltd. ("National Vision").

     Subject to the factors listed below, we are highly confident in our ability to sell or place the Securities to be issued by National Vision. The structure, covenants and terms of the Securities will be as determined by Schroders in consultation with you (to be mutually accepted by both parties) based on market conditions at the time of the offering or placement. The offering or placement of the Securities is subject to (i) there having been in Schroders' sole judgment no material adverse change in the financial condition, results of operations, business or prospects of the New West or National Vision, considered as a whole, since June 30, 1998, (ii) there not having been any material adverse change in the market for high yield securities or the capital markets in general, in the opinion of Schroders, (iii) consolidated pro forma capitalization of National Vision, assuming the consummation of the Transaction and related permanent financings, acceptable to Schroders, (iv) audited and unaudited historical financial statements (including unaudited pro forma financial statements) of National Vision and its subsidiaries acceptable to Schroders and conforming to the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto for registration statements filed thereunder, (v) our not having discovered or otherwise becoming aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, operations, property, condition (financial or otherwise) or prospects of National Vision, (vi) terms, structure and arrangements regarding the bank financing and all other financing for the Transaction being satisfactory to Schroders, (vii) the execution of a customary underwriting agreement or placement agreement and other documents and satisfaction of the conditions stated therein, (viii) the execution and delivery of definitive documentation relating to and encompassing the terms

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of the Transaction (including the obtaining of all consents thereto), (ix)
receipt of all requisite regulatory approvals with respect to the Transaction,
(x) satisfactory completion of a due diligence review by Schroders, and (xi) no change or proposed change in United States law, or the laws of any jurisdiction in which the Company operates, that could reasonably be expected to adversely affect the economic consequences, including tax treatment, that National Vision contemplates deriving from the Transaction. The terms and conditions of the items enumerated above shall be in form and substance acceptable to Schroders.

     It should be understood that this letter shall not constitute or give rise to any obligation on the part of Schroders to purchase any Securities or to provide any advisory or placement services; any such obligations would arise only under separate written agreement acceptable to Schroders in its sole discretion.

     The letter is solely for use by you and New West, and may not be disclosed, except in any offering documents distributed to the shareholders of New West, without our prior written consent, to anyone other than your officers, employees, attorneys, and advisors; and the officers, employees, attorneys, and advisors of New West, in each case on a confidential and need-to-know basis. This letter shall be effective upon the date hereof and shall expire 90 days from the date hereof.


                            Very truly yours,



                            SCHRODER & CO. INC.


                            By: /s/ R. Douglas Carleton
                               ------------------------
                               Name: Douglas Carleton
                               Title: Managing Director